Exhibit 10.23

[SILGAN LETTERHEAD]

April 26, 2004

Mr. Wesley Smith

Del Monte Foods

One Market Plaza

San Francisco, CA 94105

Re:	Seventh Amendment to Supply Agreement*

Amendment to the DLM Supply Agreement

Dear Wes:

Reference is made to the September 3, 1993 Supply Agreement between Del Monte Corporation and Silgan Containers Corporation (as amended through the date hereof, the “Supply Agreement”). Capitalized terms used but not defined in this letter shall have the same meaning as in the Supply Agreement. The parties to the Supply Agreement agree to amend the Supply Agreement as follows:

1.	Effective January 1, 2005, Seller will adjust Schedule 2.1 to the Supply Agreement to reflect an aggregate reduction in the selling prices for Containers under the Supply Agreement of $***. From such $*** price adjustment, $*** will be designated as an advance on mutually agreed upon cost savings projects, including those identified in Exhibit A, and applied to the applicable Containers. The balance, or $***, will be spread proportionately across the Containers for the vegetable, tomato, and fruit volumes. DM must implement and be commercial on these cost savings projects by January 1, 2006, or selling prices for the applicable Containers will be increased as of such date by an amount equal to the difference between $*** and the aggregate cost savings amount from the mutually agreed cost savings projects actually implemented by January 1, 2006. Such price increase shall remain in effect until such time that the $*** of mutually agreed cost savings projects are implemented and commercial (with price increases to be reduced as the mutually agreed cost savings projects are implemented). If mutually agreed cost savings projects are technically infeasible or turn out to be financially unattractive, DM and Seller may mutually agree to replace such projects with other cost savings projects providing similar value cost savings. Seller shall provide and pay for all Investments necessary in connection with the mutually

*	Portions of the material in this Exhibit have been redacted pursuant to a request for confidential treatment, and the redacted material has been filed separately with the Securities and Exchange Commission (the “Commission”). A series of asterisks have been placed in the precise places in this Agreement where information has been redacted, and the asterisks are keyed to a legend which states that the material has been omitted pursuant to a request for confidential treatment.
***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

agreed $*** of cost savings projects described in this paragraph. Notwithstanding anything to the contrary, Section 5.2 of the Supply Agreement shall not apply to the mutually agreed $*** of cost savings projects described in this paragraph or to any Investment made by Seller for such projects.

2.	For cost savings projects beyond the $*** or implemented after January 1, 2006 , Section 5.2 of the Supply Agreement is hereby amended to provide that (a) cost savings will be shared 50% of the Allocated Cost Savings to DM and 50% of the Allocated Cost Savings to Seller versus the current 90% to DM and 10% to Seller, and (b) Seller shall charge DM for any Investment by Seller required to effect such mutually agreed upon cost savings projects by subtracting from the cost savings allocated to DM for each year in respect of such Investment one-half of the Section 5.2 Investment.

3.	Article VI of the Supply Agreement shall be of no force or effect through December 31, 2011. DM and Seller agree that if the term of the Supply Agreement is extended beyond December 31, 2011, then the provisions of Article VI of the Supply Agreement shall be deemed in full force and effect for purposes of such extension.

4.	Article VIII of the Supply Agreement is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2011. At least eighteen months prior to the end of the Term, Seller shall provide DM with a proposal for the renewal of the Term for a single renewal term of up to 5 years. Within 60 days of its receipt of Seller’s renewal proposal, DM shall have the right to accept Seller’s renewal proposal in full or receive bona fide comparable competitive offers on a facility by facility basis from independent commercial can manufacturers, for not less than 100% of the volume for a facility(ies). Upon receipt of any such competitive offer within such 60 day period, DM shall provide a summary of each such competitive offer to Seller and Seller may, within 30 days of receipt of each such summary, meet such competitive offer(s) or decline to meet them. If Seller declines to meet any such competitive offer, DM shall purchase 100% of the volume of the applicable facility(ies) pursuant to the competitive offer or accept Seller’s original renewal proposal with respect to the volume of the applicable facility(ies). If Seller decides to meet such competitive offer, then Seller’s renewal proposal shall be modified to give effect to such competitive offer for the applicable facility(ies). If DM does not respond to Seller’s renewal proposal within such 60-day period, DM shall be deemed to have accepted Seller’s renewal proposal in full. For any facilities of DM that DM does not provide Seller with a competitive offer pursuant hereto within such 60-day period, DM shall be deemed to have accepted Seller’s renewal proposal for such facilities. Notwithstanding anything herein to the contrary, Seller’s right to meet or match competitive offers

***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

received by DM as described in this paragraph shall only apply with respect to the first renewal of the Term (e.g., the renewal term commencing January 1, 2012).”

On or before April 30, 2004 Seller will provide DM a $*** payment related to can purchases for the fiscal year 2004.

This letter amends the Supply Agreement only as expressly provided herein and shall not constitute an amendment or modification of any other provision of the Supply Agreement. The terms of the Supply Agreement, as previously amended and as amended hereby, remain in full force and effect.

Reference is also made to the December 20, 2002 Supply Agreement between Silgan Containers Corporation and Del Monte Corporation covering the Heinz Business, a copy of which is attached as Exhibit B (the “DLM Supply Agreement”). The parties hereby acknowledge and agree to the DLM Supply Agreement with the following amendment:

1. The term of DLM Supply Agreement as set forth in Paragraph 2 thereof shall continue through December 31, 2011. The provisions of paragraph 4 above in this letter (excluding the first sentence thereof) related to the renewal term shall apply to the DLM Supply Agreement (including, without limitation, Silgan Container Corporation’s right to meet competitive offers received by DLM pursuant thereto) with respect to the renewal of the term of the DLM Supply Agreement.

Best regards,

/s/ James D. Beam
James D. Beam
President, Silgan Containers

AGREED:

Del Monte Corporation

By:	/s/ Wesley J. Smith
Wesley J. Smith,
Chief Operating Officer

Date: April 27, 2004

***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.